Kenneth L. Henderson
                                                           Direct: 212-541-2275
                                                           Fax: 212-541-1357


September 16, 2005


Securities and Exchange Commission
Division of Corporation Finance
100 F Street, N.E.
Washington, DC  20549
Attn: Stathis Kouninis

         Re:   Activision, Inc. (the "Company")
               Form 10-K for the Fiscal Year Ended March 31, 2005
               Filed June 9, 2005
               Form 10-Q for the Fiscal Quarter Ended June 30, 2005 Filed August 4, 2005
               Schedule 14-A
               Filed July 29, 2005
               File No. 1-15839

Dear Mr. Kouninis:

As discussed, the Company expects to respond on or about October 14, 2005 to the comments of the Staff of the Division of Corporation Finance of the Securities and Exchange Commission (the "Commission") that were contained in the Commission's letter dated September 14, 2005.

If you have any questions or comments regarding the foregoing, please do not hesitate to contact me at 212-541-2275.

Sincerely,


/s/ Kenneth L. Henderson
Kenneth L. Henderson

KH